Exhibit 99.1


                             P R E S S R E L E A S E


May 12, 2005

                                                        For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For The First Quarter Ended April 2, 2005

First Quarter 2005 Summary Results from Continuing Operations
 o Net sales and service fees of $911.4 million
 o Gross profit of $219.9 million
 o Income of $10.7 million
 o EBITDA of $45.9 million

Continuing Operations
Effective January 2, 2005, the Company revised its segment reporting; see "Change in Segment Reporting" below for a discussion of these changes.

Sales
Net sales and service fees were $911.4 million for the first quarter 2005, a decrease of $26.1 million, or 2.8%, from $937.5 million for the first quarter 2004. Retail sales were $777.3 million for the first quarter 2005, an increase of $76.8 million, or 11.0%, from $700.5 million for the first quarter 2004. This increase in retail sales was primarily due to the effect of three acquired store groups, consisting of 13 additional stores in total, which operated under the Company's ownership during all or part of the first quarter 2005 but were not operated by the Company for the entire first quarter 2004 (collectively, the "13 Acquired Stores"). The 13 Acquired Stores contributed approximately $66.2 million to the first quarter 2005 retail sales increase. As of April 2, 2005, Roundy's operated 125 retail grocery stores including 67 Pick 'n Save stores, 26 Copps Food Stores ("Copps") and 32 Rainbow Foods ("Rainbow") stores.

Same-store sales at Company-owned retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners) increased 1.1% from the comparable 13-week period of 2004. The increase was partially attributable to the Easter holiday falling in the first quarter of 2005 while the Easter holiday in 2004 fell in the second quarter. Same-store sales in the first quarter 2005, excluding the effect of the Easter holiday, increased 0.8%.

"I continue to be encouraged by the progress we are making in changing our business to be more retail oriented and customer focused, which is leading to consistent sales and profitability growth," said the Company's Chairman and CEO, Robert A. Mariano.

Independent distribution sales were $134.2 million for the first quarter 2005, a decrease of $102.8 million, or 43.4%, from $237.0 million for the first quarter 2004. This decrease was primarily attributable to lost business associated with the closure of the Company's Eldorado, Illinois and Evansville, Indiana distribution facilities (the "Southern Division") in early September 2004 and the loss of independent distribution sales due to the acquisition of seven former independent licensed Pick 'n Save stores from McAdams, Inc. ("McAdams") in September 2004 (the "McAdams Acquisition"). Sales and profitability associated with supplying the McAdams stores were previously reflected in the independent distribution segment prior to the McAdams Acquisition.

Gross Profit
Gross profit was $219.9 million for the first quarter 2005, an increase of $3.1 million, or 1.5%, from $216.8 million for the first quarter 2004. Gross profit, as a percentage of net sales and service fees, for the first quarter 2005 and 2004 was 24.1% and 23.1%, respectively. The increase in gross profit and gross profit percentage was primarily due to an increased concentration of sales in the retail segment, which has a higher gross profit percentage than our independent distribution segment. Retail sales for the first quarter 2005 represented 85.3% of net sales and service fees compared with 74.7% for the first quarter 2004. The increase in retail sales concentration was primarily due to the 13 Acquired Stores and the effect of the Southern Division closure. The retail gross profit percentage was 26.9% and 27.9% for the first quarter of 2005 and 2004, respectively. The decrease in retail gross profit percentage was primarily attributable to increased promotional activity in the first quarter 2005 as compared with the prior year quarter. The first quarter 2005 independent distribution segment gross profit percentage was 8.3% compared with 9.1% in the first quarter 2004. The decrease in independent distribution gross profit percentage was primarily attributable to decreased vendor allowances as compared with the prior year quarter.

Operating and Administrative Expenses
Operating and administrative expenses were $191.6 million for the first quarter 2005, an increase of $6.1 million, or 3.3%, from $185.5 million for the first quarter 2004. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 21.0% for the first quarter 2005 compared with 19.8% for the first quarter 2004. The percentage increase was primarily attributable to the growth of our retail segment, which has a significantly higher ratio of operating costs to sales than our independent distribution segment. While retail operating and administrative expenses increased by $11.6 million due to the growth of our retail segment, these expenses decreased to 21.6% of retail sales for the first quarter 2005 compared with 22.3% for the first quarter 2004. This decrease in retail operating and administrative expenses as a percentage of sales was primarily attributable to improved operating expense control. Independent distribution operating and administrative expenses decreased to 6.3% of independent distribution sales for the first quarter 2005 compared with 6.6% for the first quarter 2004. This decrease was primarily due to operational and productivity improvements in our independent distribution operations. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $11.3 million for the first quarter 2005 compared with $10.9 million for the first quarter 2004.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $9.5 million and $8.8 million for the first quarter 2005 and 2004, respectively. The increase was primarily due to a net increase in interest rates on the Company's term loan as compared to last year.

Income From Continuing Operations
Income from continuing operations was $10.7 million for the first quarter 2005, a decrease of $1.7 million from $12.4 million for the first quarter 2004. This decrease was primarily attributable to higher depreciation and interest expense in the first quarter 2005 as compared with the first quarter 2004. The income margin was 1.2% and 1.3% for 2005 and 2004, respectively.

EBITDA
EBITDA (as defined under "Segment Data") was $45.9 million for the first quarter 2005, an increase of $1.5 million, or 3.4%, from $44.4 million for the first quarter 2004. Retail EBITDA for the first quarter 2005 was $54.3 million, an increase of $5.3 million, or 10.8%, from $49.0 million for the first quarter 2004. The increase in retail EBITDA was primarily attributable to the increases in retail sales and gross profit, as previously discussed. Independent distribution EBITDA for the first quarter 2005 was $2.9 million, a decrease of $3.4 million, or 53.9%, from $6.3 million for the first quarter 2004. This decrease was primarily due to the McAdams Acquisition and the decrease in independent distribution gross profit percentage as discussed above. Our EBITDA margin was 5.0% for the first quarter of 2005 and 4.7% for the first quarter of 2004. The increase in EBITDA margin was primarily attributable to the increased concentration of sales in the Company's retail segment which has a higher EBITDA margin than the Company's independent distribution segment.

For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to income from continuing operations under generally accepted accounting principles, see Note (1) to the table under "Segment Data."

Other Information
Net rent expense from continuing operations for the first quarter 2005 was $13.6 million compared with $10.4 million for first quarter 2004. This increase was primarily due to the leases on the 13 Acquired Stores and the new Oconomowoc distribution center. Net rent expense from continuing operations for fiscal 2004 was $44.8 million.

Discontinued Operations
On March 31, 2005, the Company sold two distribution centers in Lima, Ohio and Westville, Indiana and the related operations and two retail stores located in Ohio (collectively, the "Ohio and Indiana Operations") to Nash-Finch Company (the "Nash Finch Transaction") for approximately $226 million in cash, subject to certain post-closing adjustments. The activity related to our Ohio and Indiana Operations is classified as discontinued operations in all periods presented. The 2004 net sales and service fees associated with these operations were approximately $950 million. Income from discontinued operations for the first quarter 2005 was $3.2 million, an increase of $0.2 million, from $3.0 million for the first quarter 2004. In addition, the Company realized a preliminary gain on the sale of approximately $49.1 million, which is subject to post-closing adjustments. The Company utilized a portion of the proceeds received from the Nash Finch Transaction to pay down $125 million of its term loan on March 31, 2005. Interest expense associated with this $125 million portion of the term loan is classified as discontinued operations in all periods presented.

Capital Expenditures
During the first quarter of 2005, the Company spent approximately $23.6 million of capital expenditures compared with capital expenditures of $11.9 million in first quarter 2004. The increase was primarily attributable to expenditures related to the Company's new distribution center in Oconomowoc, Wisconsin and increased spending on our new retail stores. In 2005, the Company plans to make approximately $100 million of capital expenditures in total, excluding any amounts that may be spent on acquisitions.

Change in Segment Reporting
The Company revised its segment reporting as of January 2, 2005 as reflected in its first quarter financial results. Prior to January 2, 2005, the Company's two reportable segments were "retail" and "wholesale." Effective January 2, 2005, the Company's new reportable segments are "retail" and "independent distribution." Prior periods are reclassified for comparison purposes.

These changes align our segments with the operating results reviewed by our senior management team to assess segment performance and make decisions regarding resource allocations. Since being acquired by Willis Stein & Partners in June 2002, Roundy's has transitioned from a wholesale-oriented business to a retail-oriented business. As a result, the income and expenses attributable to supplying the Company's corporate retail stores that were previously reported in the wholesale segment have been reclassified to the retail segment. In addition, freight and other distribution network expenses (including related depreciation and amortization expenses) associated with supplying our corporate retail stores have been reclassified from operating expenses to retail cost of sales in order to present our results in a manner consistent with other retail supermarket operators. The "wholesale" segment has been renamed "independent distribution" to reflect that it now represents only the supply business related to third-party retail stores.

Subsequent Events
On April 14, 2005, the Company signed an agreement to purchase all of the retail grocery stores owned by Gary and Sharon Gundlach and Maple Grove Supermarkets, L.L.C. ("Gundlach"). Gundlach operates seven Pick 'n Save grocery stores located in the greater Madison, Wisconsin area. The aggregate consideration to be paid for the stores is approximately $27.3 million, plus useable inventory and cash on hand in the stores as of the closing date. The transaction is expected to close in the next 30 days.

On May 11, 2005, the Company's board of directors approved a dividend payment by Roundy's, Inc. ("Roundy's") to its parent company, Roundy's Acquisition Corp. ("RAC") in an amount not to exceed the limitation under the restricted payments covenant in the Company's senior subordinated notes indenture, which is approximately $84 million. Roundy's intends to seek an amendment to its credit agreement to permit this dividend payment. RAC intends to use the proceeds of this dividend to satisfy a substantial portion of the outstanding accrued dividends on its preferred stock, which will enable the Company and RAC to lower their consolidated weighted average cost of capital by reducing higher cost preferred stock capital with excess cash on hand. Following this dividend payment, the estimated tax payment associated with the gain on the sale of the Ohio and Indiana Operations and the payment for the Gundlach acquisition, we estimate our total leverage ratio (total debt divided by consolidated EBITDA for the twelve months ended April 2, 2005, as defined in our credit agreement) to remain less than 3.0 times consolidated EBITDA.

Conference Call
A conference call to review the first quarter results will be held on Thursday, May 12, 2005 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is "Roundy's" and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until May 19, 2005 by dialing 1-800-846-1925.

About Roundy's
With annual sales in excess of $3.7 billion and more than 20,000 employees, Roundy's, Inc. is a Fortune 500 company and currently operates 125 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners in Wisconsin, Minnesota and Illinois. Further information is available on the Company's website at www.roundys.com.

Forward-Looking Statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 1, 2005 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                                 ROUNDY'S, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (Unaudited)


                                                       Thirteen Weeks Ended
                                                 -------------------------------
                                                 April 2, 2005     April 3, 2004
                                                 -------------    --------------
Net Sales and Service Fees (1)                    $ 911,404        $  937,506

Costs and Expenses:
Cost of sales (1)(2)                                691,488           720,741
Operating and administrative (2)                    191,618           185,502
Interest:
   Interest expense                                   9,531             8,814
   Amortization of deferred financing costs             679               658
                                                --------------    --------------
                                                    893,316           915,715
                                                --------------    --------------

Income from Continuing Operations
  before Income Taxes                                18,088            21,791

Provision for Income Taxes                            7,416             9,366
                                                --------------    --------------

Income from Continuing Operations                    10,672            12,425

Discontinued Operations, net (3)                      3,195             3,030

Gain on Sale of Discontinued Operations, net         49,051
                                                --------------    --------------

Net Income                                      $    62,918       $    15,455
                                                ==============    ==============


1) The financial statements as presented herein, after the following reclassification, reflect the distinction between manufacturer's paper coupons and electronic coupon programs negotiated between the Company and the manufacturer, based on the guidance of EITF 03-10, "Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers" ("EITF 03-10"). Pursuant to EITF 03-10, reimbursements from manufacturers for the Company's electronic coupon programs should be reflected as a reduction of sales and cost of sales. Accordingly, $18.9 million and $10.2 million have been reflected as reductions to sales and cost of sales for the thirteen weeks ended April 2, 2005 and April 3, 2004, respectively, to reflect such a presentation.

2) Approximately $22.5 million and $16.5 million were reclassified from operating and administrative expenses to cost of sales from continuing operations in the first quarter of 2005 and 2004, respectively. This reclassification relates to distribution network expenses (including depreciation and amortization expense) attributable to the Company's retail segment.

3) Reflects the results of discontinued operations related to the Ohio and Indiana Operations for the periods indicated.

                                 ROUNDY'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

                                                     April 2, 2005    January 1,
        Assets                                           2005           2005
                                                     -----------    ------------
                                                     (Unaudited)
Current Assets:
  Cash and cash equivalents                          $   203,058    $   105,633
  Notes and accounts receivable, less allowance
    for losses                                            28,287         32,302
  Merchandise inventories                                200,229        207,740
  Prepaid expenses                                         9,506         13,759
  Deferred income tax benefits                            14,474         14,474
  Assets of discontinued operations                        5,263        172,167
                                                     -----------    -----------
    Total current assets                                 460,817        546,075
                                                     -----------    -----------

Property and Equipment - Net                             313,419        302,832

Other Assets:
  Deferred income tax benefits                             3,038          3,039
  Notes receivable                                           433            469
  Other assets - net                                      65,223         71,686
  Goodwill                                               652,979        647,253
                                                     -----------    -----------
    Total other assets                                   721,673        722,447
                                                     -----------    -----------

Total assets                                         $ 1,495,909    $ 1,571,354
                                                     ===========    ===========

                     Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                   $   231,462    $   262,373
  Accrued expenses                                       105,068        104,986
  Current maturities of long-term debt
    and capital lease obligations                          4,567          4,565
  Income taxes                                            75,080          9,875
  Liabilities of discontinued operations                   4,660        175,972
                                                     -----------    -----------
    Total current liabilities                            420,837        557,771
                                                     -----------    -----------

Long-term debt and capital lease obligations             470,615        471,113
Other liabilities                                         91,676         92,270
                                                     -----------    -----------
    Total liabilities                                    983,128      1,121,154
                                                     -----------    -----------


Shareholder's Equity:
  Common stock:
    Common stock (1,500 shares authorized,
    1,000 shares issued and outstanding
    at $0.01 par value)
  Additional paid-in capital                             314,500        314,500
  Retained earnings                                      198,281        135,700
                                                     -----------    -----------
    Total shareholder's equity                           512,781        450,200
                                                     -----------    -----------

Total liabilities and shareholder's equity           $ 1,495,909    $ 1,571,354
                                                     ===========    ===========

                     SEGMENT DATA FROM CONTINUING OPERATIONS
                             (Dollars in thousands)
                                   (Unaudited)


                                                       Thirteen Weeks Ended
                                                   -----------------------------
                                                   April 2, 2005   April 3, 2004
                                                   -------------   -------------
NET SALES AND SERVICE FEES:
  Retail                                            $   777,251    $   700,483
  Independent distribution                              134,153        237,023
                                                    -----------    -----------

    Total                                           $   911,404    $   937,506
                                                    ===========    ===========


EBITDA (1):
  Retail                                            $    54,312    $    49,038
  Independent distribution                                2,892          6,276
  Corporate and other                                   (11,324)       (10,920)
                                                    -----------    -----------

    Total                                           $    45,880    $    44,394
                                                    ===========    ===========


EBITDA RECONCILIATION:
Income from continuing operations                   $    10,672    $    12,425
Interest expense                                          9,531          8,814
Amortization of deferred financing costs                    679            658
Income taxes                                              7,416          9,366
Depreciation and amortization expense                    17,582         13,131
                                                    -----------    -----------

    Total                                           $    45,880    $    44,394
                                                    ===========    ===========



(1) EBITDA represents income from continuing operations plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.

                SELECTED SEGMENT DATA FROM CONTINUING OPERATIONS
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                     52 Weeks
                                             Thirteen Weeks Ended                     Ended
                                   --------------------------------------------      --------
                                      July 3,      September 2,     January 1,      January 1,
                                       2004            2004            2005           2005
                                   ------------    ------------    ------------     ----------
NET SALES AND SERVICE FEES:
  Retail                             $ 749,315     $  731,153     $  801,605        $2,982,556
  Independent distribution             245,688        210,948        150,067           843,726
                                     ---------     ----------     ----------        ----------

  Total                              $ 995,003     $  942,101     $  951,672        $3,826,282
                                     =========     ==========     ==========        ==========

GROSS PROFIT:
  Retail                             $ 194,746     $  193,579     $  209,958        $  793,410
  Independent distribution              21,064         18,916         12,286            73,904
                                     ---------     ----------     ----------        ----------

  Total                              $ 215,810     $  212,495     $  222,244        $  867,314
                                     =========     ==========     ==========        ==========

EBITDA (1):
  Retail                             $  48,634     $   49,000     $   58,530        $  205,202
  Independent distribution               6,267          4,480          4,525            21,548
  Corporate and other                  (10,800)        (9,861)       (13,040)          (44,621)
                                     ---------     ----------     ----------        ----------

  Total                              $  44,101     $   43,619     $   50,015        $  182,129
                                     =========     ==========     ==========        ==========


EBITDA RECONCILIATION:
Income from continuing
  operations                         $  11,801     $   10,862     $   12,583        $   47,671
Interest expense                         9,178          9,297          9,618            36,907
Amortization of deferred
  financing costs                          668            675            678             2,679
Income taxes                             8,929          8,183         10,459            36,937
Depreciation and
  amortization expense                  13,525         14,602         16,677            57,935
                                     ---------     ----------     ----------        ----------

  Total                              $  44,101     $   43,619     $   50,015        $  182,129
                                     =========     ==========     ==========        ==========


The purpose of this page is to present the Company's revised 2004 segment reporting data as discussed previously.


(1) EBITDA represents income from continuing operations plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.